Exhibit 99.1

Datawatch Announces Third Quarter Fiscal 2016 Financial Results

Company Announces Review of Strategic Alternatives

Bedford, Mass.—July 20, 2016—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and fast data analytics solutions, today announced that total revenue for its third quarter of fiscal 2016 ended June 30, 2016 was $7.4 million, flat with revenue of $7.42 million in the second quarter of fiscal 2016, and down from total revenue of $7.8 million in the third quarter of fiscal 2015. License revenue for the third quarter of fiscal 2016 was $3.67 million, a 1% increase from the $3.65 million recorded in the prior quarter this fiscal year, and an 11% decline from the $4.12 million recorded in the same quarter a year ago, which was the first quarter to reflect the company’s move to subscription license sales.

Net loss for the third quarter of fiscal 2016 was ($5.37) million, or ($0.45) per diluted share, compared to a net loss of ($4.12) million, or ($0.36) per diluted share, for the year ago period. Included in the 2016 third quarter net loss were charges of approximately $400,000 related to the contested election of directors at the 2016 annual shareholders meeting in April 2016. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and non-cash deferred tax valuation allowance, the Company’s non–GAAP net loss for its third quarter of fiscal 2016 was ($2.90) million, or ($0.25) per diluted share, compared to a non-GAAP net loss of ($2.06) million, or ($0.18) per diluted share, for the third quarter of fiscal 2015.

 “During the third fiscal quarter, we added 228 new customers for our market-leading Monarch self-service data preparation solution,” said Michael A. Morrison, president and chief executive officer of Datawatch. “Since we first released this next generation technology one year ago, nearly 600 new name and upgraded heritage customers have adopted this re-invented Monarch self-service data preparation solution. The heritage customers alone that have upgraded, have produced nearly $3 million in incremental subscription license revenue for the Company. Notably, in the fiscal third quarter, we completed a six-figure Monarch upgrade transaction with one of the Big Four public accounting firms. This longstanding customer of our heritage product was able to quickly develop a compelling ROI for the added value of our next generation Monarch offering based on its intuitiveness, ease-of-use and self-service capabilities, and upgraded its existing 3,000 users, while also licensing several thousand additional users. We believe that well over half of our existing heritage Monarch customers are candidates to upgrade to the next generation Monarch self-service data preparation offering, and we are aggressively promoting this opportunity to our large customer base.”

Mr. Morrison continued, “Our partner relationship with IBM achieved an important milestone in mid-May when our Monarch self-service data preparation offering was officially added to IBM’s price list to complement both IBM Watson Analytics and IBM Cognos Analytics, making it available to thousands of IBM sales people and partners for resale. In the ensuing weeks, we have worked with IBM to develop a very healthy pipeline of opportunities, and we are focused on continuing to grow this pipeline of business and convert initial deals as quickly as possible. In addition, we continue to make inroads in the Tableau partner ecosystem as the cost-effective data preparation solution for Tableau’s market-leading self-service analytics. For example, in the Asia-Pacific region alone, we signed up a half dozen new partners that are leading Tableau partners. Several of these new partners selected Datawatch over competing data preparation solutions, due to our tight integration with Tableau, ease-of-use, rich functionality and our attractive price point, which is oftentimes less than half of competing offerings while providing higher value capabilities.”

Exhibit 99.1

Mr. Morrison added, “In the past quarter, we also appointed Ken Tacelli as senior vice president, worldwide sales for Datawatch. Previously, Ken was a Senior Vice President of Content Sales at Skillsoft. He also held a Senior Vice President role at OpenText within the World Wide Enterprise Sales Division and Vice President roles at CA Technologies, including North American Growth to Market Sales, New Enterprise and Routes to Market. Ken has an impressive track record in large and small companies alike, and we look forward to him being a catalyst to drive revenue growth for our market-leading solutions.”

Mr. Morrison concluded, “Lastly, we are very excited about the new enhancements to Monarch and Panopticon products, which we anticipate becoming commercially available later this calendar year. These enhancements will provide greater scalability, broader accessibility and improved ease-of-use, which should all drive customer demand. We are very pleased with the progress we have made with our Monarch self-service data preparation solution in its first year on the market, especially the 100s of new customers and the market and technology validation we received from new partners such as IBM, Fiserv and Vertex.”

James L. Eliason, chief financial officer, commented, “Our deferred license revenue at the end of the third fiscal quarter grew more than 160% year-over-year as we generated more than $1 million in license subscription bookings for the first quarter ever, with gross bookings up approximately 40% or $327,000 sequentially and up more than $600,000 year-over-year. Recognized revenue in the fiscal third quarter from our subscription license business was more than $700,000, representing a $2.5 million annual run rate that continues to build nicely. Our balance sheet remains strong, with $29 million in cash and equivalents. While continuing to appropriately invest in key product development initiatives, we remain disciplined around our use of capital and expect that our Q4 expenses will be well below the expense level for the third fiscal quarter.”

Transition to Subscription Sales

In Q3 of fiscal 2015, Datawatch changed its pricing practice for Monarch, transacting all small volume orders on a subscription basis only, rather than a perpetual license basis. The total value over the life of the subscription is recorded as bookings, but only the ratable portion of the annual subscription fee earned in the quarter sold is treated as revenue in that quarter. The balance is deferred and recorded as revenue over the life of the subscription. This lowers current reported revenue, but builds deferred revenue that will be recorded as revenue over the life of the subscription. Since subscription sales include maintenance, current maintenance revenue will be similarly reduced.

Third Quarter Fiscal 2016 Business Highlights

•	Datawatch closed business with all four of the Big Four public accounting firms, as well as dozens of internal audit groups at commercial organizations, further cementing its leading position as the self-service data preparation solution of choice.

•	Datawatch and Vertex, Inc. entered into a managed analytics OEM agreement under which Vertex will use Datawatch’s Monarch solution to acquire and prepare data for customers of Vertex’s integrated tax technology solutions.

Exhibit 99.1

•	Aetna, whose single vision is to provide improved access to quality health care services for all Americans, selected Datawatch as its self-service data preparation solution to acquire, enrich and blend data for its Tableau self-service analytics users.

•	Fiserv, a global provider of technology solutions to the financial world, including banks, credit unions, securities processing organizations and insurance companies, entered into an agreement to resell Monarch for self-service data preparation with Fiserv’s matching and account reconciliation solution.

•	Pentagon Federal Credit Union, a longstanding heritage Monarch customer, recognized the ROI from Datawatch’s next generation self-service data preparation solution and upgraded its existing heritage licenses of Monarch for more than 100 users.

Third Quarter Fiscal 2016 Financial Highlights

•	Cash and short-term investments were $28.8 million at June 30, 2016, down from $33.02 million at December 31, 2015 and $36.32 million at June 30, 2015.

•	Gross margin (excluding IP amortization expense) for the third quarter of fiscal 2016 was 81%, a decrease from 84% for the third quarter of fiscal 2015.

•	Days sales outstanding were 69 days at June 30, 2016, compared to 73 days at June 30, 2015.

•	There were 3 six-figure deals in the third quarter this fiscal year, down from 10 in the third quarter of fiscal 2015.

•	The average deal size in the third quarter of fiscal 2016 was $35,000, a decrease from $56,000 in the third quarter of fiscal 2015.

•	Deferred revenue reached $8.9 million at June 30, 2016, the highest in the company’s history, and a 22% increase from $7.3 million at June 30, 2015.

Review of Strategic Alternatives

The company also announced its Board of Directors has initiated a process to explore and evaluate a broad range of strategic alternatives for the company to enhance shareholder value. The Company strongly believes in its current business strategy, but does not believe that its current share price accurately reflects its business prospects and strong balance sheet.

 Strategic alternatives to be considered may include the acquisition or disposition of assets, joint ventures, the sale of the company, alternative operating models or continuing with the current business plan, among other potential alternatives. Canaccord Genuity is serving as financial advisor to the company.

There can be no assurance that this strategic review process will result in the completion of any transaction or other alternative. The Company has not set a timetable for completion of the review process, and it does not intend to comment further regarding the review process unless a specific transaction or other alternative is approved by the Board of Directors, the review process is concluded or it is otherwise determined that further disclosure is appropriate or required by law.

Conference Call

Datawatch’s third quarter of fiscal year 2016 earnings conference call will take place on Thursday, July 21, 2016 at 8:30 a.m. Eastern Time. To access the conference call, the toll-free dial in number is (877) 407-0782. Internationally, the call may be accessed by dialing (201) 689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=175106. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 90 days at the same location.

Exhibit 99.1

About Datawatch Corporation
Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data.  Only Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes.  When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of every size worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila, and with partners and customers in more than 100 countries worldwide.  See how Datawatch can help you by downloading a free version at www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; risks related to actions by activist stockholders, including the amount of related costs incurred by Datawatch and the disruption caused to Datawatch’s business activities by these actions; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2015 and its subsequently filed Form 10-Q reports. Any forward-looking statements should be considered in light of those factors.

Use of Non-GAAP Financial Information

We define non-GAAP net loss as U.S. Generally Accepted Accounting Principles (“GAAP”) net loss plus goodwill and long-lived assets non-cash impairment charges, non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs and Sweden non-cash deferred tax valuation allowance. We discuss non-GAAP net loss in our quarterly earnings releases and certain other communications as we believe non-GAAP net loss is an important measure that is not calculated according to GAAP. We use non-GAAP net loss in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP net loss assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Exhibit 99.1

Non-GAAP net loss is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP net loss financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The table below entitled “Non-GAAP Disclosure - Reconciliation of Net Loss to Non-GAAP Net Loss” reconciles the Company’s GAAP net loss to the Company’s non-GAAP net loss.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Erin Hoesly

Datawatch Corporation

Erin_Hoesly@datawatch.com

Phone: (978) 441-2200 ext. 8322

Twitter: @datawatch

© 2016 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Exhibit 99.1

DATAWATCH CORPORATION

Condensed Consolidated Statements of Operations

Amounts in Thousands (except per share data)

(Unaudited)

	Three Month Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

REVENUE:
Software licenses	$3,669	$4,117	$10,461	$11,203
Maintenance	3,335	3,311	10,417	10,016
Professional services	372	348	977	980
Total revenue	7,376	7,776	21,855	22,199

COSTS AND EXPENSES:
Cost of software licenses	879	697	2,067	2,293
Cost of maintenance and services	499	557	1,707	2,519
Sales and marketing	4,773	6,513	15,621	21,303
Engineering and product development	2,196	1,988	6,089	6,698
General and administrative	2,593	2,204	7,453	6,779
Impairment of goodwill and long lived intangible assets	-	-	-	32,009
Total costs and expenses	10,940	11,959	32,937	71,601

LOSS FROM OPERATIONS	(3,564)	(4,183)	(11,082)	(49,402)
Other income (expense)	(4)	(36)	(19)	(38)

LOSS BEFORE INCOME TAXES	(3,568)	(4,219)	(11,101)	(49,440)
Income tax (expense) benefit	(1,806)	96	(1,599)	2,632

NET LOSS	$(5,374)	$(4,123)	$(12,700)	$(46,808)

Net loss per share - Basic	$(0.45)	$(0.36)	$(1.08)	$(4.14)
Net loss per share - Diluted	$(0.45)	$(0.36)	$(1.08)	$(4.14)
Weighted Average Shares Outstanding - Basic	11,815	11,448	11,717	11,307
Weighted Average Shares Outstanding - Diluted	11,815	11,448	11,717	11,307

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(5,374)	$(4,123)	$(12,700)	$(46,808)
Add-back Impairment of Goodwill & Long-Lived Assets	-	-	-	32,009
Add-back Amortization of Intangibles & IP	533	572	1,673	2,013
Add-back Share-Based Compensation	145	1,486	2,169	4,025
Add-back Swedish Deferred Tax Valuation Allowance	1,794	-	1,794	-
Subtotal of additions	2,472	2,058	5,636	38,047

Net (Loss) Income (non-GAAP)	$(2,902)	$(2,065)	$(7,064)	$(8,761)
Net (loss) income per share - Basic	$(0.25)	$(0.18)	$(0.60)	$(0.77)
Net (loss) income per share - Diluted	$(0.25)	$(0.18)	$(0.60)	$(0.77)
Weighted Average Shares Outstanding - Basic	11,815	11,448	11,717	11,307
Weighted Average Shares Outstanding - Diluted	11,815	11,448	11,717	11,307

Exhibit 99.1

DATAWATCH CORPORATION

Condensed Consolidated Balance Sheets

Amounts in Thousands

(Unaudited)

	June 30,	September 30,
	2016	2015

Cash and cash equivalents	$28,800	$35,162
Accounts receivable, net	5,846	7,081
Prepaid expenses and other current assets	1,962	2,013
Total current assets	36,608	44,256

Property and equipment, net	1,245	614
Intangible and other assets, net	10,509	14,061

	$48,362	$58,931

Accounts payable and accrued expenses	$3,723	$4,202
Deferred revenue - current portion	8,749	8,452
Deferred tax liability- current portion	-	274
Total current liabilities	12,472	12,928

Other long-term liabilities	695	461
Total long-term liabilities	695	461

Total shareholders' equity	35,195	45,542

	$48,362	$58,931